Exhibit 99.1

Analytical Surveys, Inc. Announces Name Change to Axion International Holdings, Inc. and Reverse Stock Split

BASKING RIDGE, N.J., August 4, 2008 /PRNewswire-FirstCall/ -- Analytical Surveys, Inc. (OTC Bulletin Board: ANLT), a technology company that converts recycled plastics into high value-added structural products used in commercial applications, today announced that its board of directors and shareholders have approved a name change to Axion International Holdings, Inc. and a 1-for-4 reverse stock split of its outstanding common stock.  As a result of the name change and reverse stock split, beginning on August 4, 2008, the Company’s common stock will trade on the Over-the-Counter Bulletin Board under its new trading symbol “AXIH” (CUSIP No. 05462D 101).

The reverse stock split affects all shares of common stock and convertible securities of the Company outstanding immediately prior to the effective time of the reverse split.  Pursuant to the reverse stock split, every four shares of the Company’s common stock will be combined into one share of the Company’s common stock and fractional shares will be rounded up to the nearest whole share.

Jim Kerstein, Chairman and CEO, stated: "Recent news continues to prove the strength of our business plan. The 1 for 4 shares reverse stock split is intended to enhance investor’s visibility into the Company’s potential future profitability on a per share basis while also providing more useful information in making period-to-period comparisons. The Company also believes that a higher share price could broaden its appeal to a wider base of investors allowing it to potentially qualify for listing on a larger stock exchange in the future, improving stockholder value.”

About Axion International

Axion International (www.axionintl.com) is positioned as an important structural product provider of alternative infrastructure and building products. Axion operates from a "green" base, developing structural products made from recycled consumer and industrial plastics that would otherwise be discarded into landfills. Axion International's patented technologies, developed in collaboration with scientists at Rutgers University, allow for products that are extremely strong, durable, flexible in use, and low maintenance. Traditional construction suppliers of wood, steel, and concrete cannot compete with the flexible design features of structural plastic. Manufactured from consumer and industrial waste plastics, Axion's upcycled products are an economic alternative to traditional building materials.

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Analytical Surveys' actual results to differ materially from those currently anticipated, including the risk factors identified in Analytical Surveys' filings with the Securities and Exchange Commission.

    Investors:
    Jim Kerstein
    (908) 542-0888
    jkerstein@axionintl.com